Exhibit 5.1

[Goodwin Procter LLP Letterhead]

April 26, 2017

Medical Properties Trust, Inc.

1000 Urban Center Drive, Suite 501

Birmingham, AL 35242

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-208813) (as amended or supplemented, the “Registration Statement”) filed on December 31, 2015 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Medical Properties Trust, Inc., a Maryland corporation (the “Company”) of securities of the types specified therein. The Registration Statement became effective upon filing on December 31, 2015. Reference is made to our opinion letter dated December 31, 2015 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on April 26, 2017 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to 37,500,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), covered by the Registration Statement. The Shares include an option granted to the underwriters of the offering to purchase up to an additional 5,625,000 Shares. We understand that the Shares are to be offered and sold in the manner described in the Prospectus Supplement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Maryland General Corporation Law (which includes reported judicial decisions interpreting the Maryland General Corporation Law).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and delivered against payment in accordance with the terms of the underwriting agreement referred to in the Prospectus Supplement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 26, 2017, which is incorporated by reference into the Registration Statement and Prospectus Supplement, and to the references to our firm under the caption “Legal Matters” in the Registration Statement and Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP

2